Exhibit H

Exhibit G

SUPPLEMENTAL LETTER

To:	SEANERGY MARITIME HOLDINGS CORP. as Borrower of Trust Company Complex, Ajeltake Road Ajeltake Island, Majuro MH96960, the Marshall Islands

From:	JELCO DELTA HOLDING CORP. as Lender Jardine House, 4th Floor, 33-35 Reid Street P.O. Box HM 1431 Hamilton HM FX, Bermuda

29 May 2019
Dear Sirs,
Facility Agreement originally entered into on 26 March 2019, and made between (i) Seanergy Maritime Holdings Corp., as borrower (the "Borrower") and (ii) Jelco Delta Holding Corp., as lender (the "Lender") in respect of a loan facility of US$7,000,000 (the “Facility Agreement”)
We refer to the Facility Agreement. Defined expressions in the Facility Agreement shall have the same meanings when used in this Supplemental Letter and for the purposes of this Supplemental Letter.
In exchange for, among other things, (a) the full and final settlement of unpaid interest in the amount of $5,833.33 accrued under the Facility Agreement until 31 March 2019, (b) the neutralization of the Applicable Interest Rate for the period from 1 April 2019 until 31 December 2019 and (c) the waiver of the mandatory prepayment obligation of Clause 5 (Mandatory Prepayment) of the Facility Agreement, the Lender and the Borrower have entered into a Securities and Purchase Agreement dated 9 May 2019 with respect to 1,823,529 units of the Borrower, each unit consisting of (i) one common share par value $0.0001 per share, (ii) one Class B Warrant, and (iii) one Class C Warrant, for $3.40 per unit.
This Supplemental Letter sets out the terms and conditions on which the Lender agrees, at the request of the Borrower, to amend a certain provision of the Facility Agreement and waive a certain obligation under the Facility Agreement as described in Clause 1.1 below.
1.1	We hereby confirm our approval, consent and acceptance of the following with effect as of 1 April 2019:
a)	To delete the definition of “Applicable Interest Rate” in Clause 1.2 (Definitions) of the Facility Agreement in its entirety and replacing it with the following:
“"Applicable Interest Rate" means:
(a)	during the period commencing on 1 April 2019 and ending on 31 December 2019 (inclusive), 0 per cent. per annum;
(b)	during the period commencing on 1 January 2020 and ending on the Final Repayment Date, 6 per cent. per annum;
(c)	if the First Repayment Instalment is deferred to the Balloon Repayment Instalment pursuant to Clause 4.2 (Deferral of First Repayment Instalment), at all times thereafter, 8.5 per cent. per annum;”;
b)
To waive the obligation in Clause 5 (Mandatory Prepayment) of the Facility Agreement of the Borrower to prepay the full or any part of the Loan by utilizing an amount equal to not less than 25 per cent. of the net proceeds of the public offering of securities concluded by the Borrower on 13 May 2019 pursuant to the Form F-1 Registration Statement with No. 333-221058; and

c)
To construe throughout all references in the Facility Agreement to “this Agreement” and all references in the Finance Documents (other than the Facility Agreement) to the “Loan Agreement” as references to the Facility Agreement as amended and supplemented by this Supplemental Letter.

2	Governing law and Jurisdiction
Clause 12 (Governing Law and Jurisdiction) of the Facility Agreement, as amended and supplemented by this Supplemental Letter, shall apply to this Supplemental Letter as if it were expressly incorporated in it.
3	Process Agent
The Borrower, hereby, irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 6YA, England (Attention of Mr. Edward Album Tel +44 (0) 20 8455 7653, Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English Courts which are connected with this Supplemental Letter.
Please confirm your agreement by signing the acknowledgement below.
Yours faithfully

/s/ Alastair Macdonald
Alastair Macdonald

29 May 2019
for and on behalf of
Jelco Delta Holding Corp.
as Lender

We hereby acknowledge receipt of the above Supplemental Letter and confirm our agreement to the terms hereof.

/s/ Stavros Gyftakis
Stavros Gyftakis

29 May 2019
for and on behalf of
Seanergy Maritime Holdings Corp.
as Borrower